Exhibit 5.1

mwe.com

August 12, 2020

INX Limited
57/63 Line Wall Road
Gibraltar, GX11 1AA
Gibraltar

Re:	Registration Statement on Form F-1 of INX Limited

Ladies and Gentlemen:

We have acted as special counsel to INX Limited, a Gibraltar private company (the “Company”), in connection with the Company’s Registration Statement on Form F-1 (File No. 333-233363) (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer and sale by the Company of 130,000 INX Tokens (the “Tokens”). The Tokens will be issued pursuant to INX Token Purchase Agreements entered into by the Company with each purchaser of the Tokens, in the form of the subscription agreement filed as Exhibit 5.1 to the Registration Statement, (collectively, the “Purchase Agreements”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that is a part of the Registration Statement, other than as expressly stated herein.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements, covenants and certificates of officers of the Company. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, including those set forth in the Purchase Agreements.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. We also have assumed the Purchase Agreements, and the actions contemplated thereunder, have been duly authorized and executed by the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

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INX Limited

August 12, 2020

For purposes of this opinion, we have assumed, with your permission and without any independent verification, that (i) the Company is, and on the date of the execution and delivery of the Tokens will be, a company validly existing and in good standing under the laws of Gibraltar; (ii) the Company has, and on the date of the execution and delivery of the Tokens will have, the requisite power and authority to create, execute, delivery and perform its obligations with respect to the Tokens; (iii) the execution, delivery and performance by the Company of the Purchase Agreements, and the actions contemplated thereunder, have been duly authorized by all requisite action on the part of the Company; and (iv) on the date of the creation and delivery of the Tokens, the Tokens will have been duly created and delivered by the Company.

Based upon the foregoing and subject to the qualifications and provisions set forth herein, we are of the opinion as of this date that the Purchase Agreements, which describe rights of Token holders, and the Tokens, when issued and sold by the Company in accordance with and in the manner described in the Registration Statement and the Purchase Agreements, will be valid and legally binding obligations of the Company and enforceable against the Company in accordance with their terms.

Our opinion is qualified to the extent that enforcement of the Company’s obligations under the Purchase Agreements and the Tokens may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing. In addition, we express no opinion as to the enforceability of any of the following to the extent that they are contained in the Purchase Agreements: (i) provisions that purport to establish evidentiary standards; (ii) provisions exculpating a party from, or indemnifying a party for (or entitling a party to contribution in a case involving), its own gross negligence, willful misconduct or violation of securities or other laws; (iii) provisions relating to the availability of specific remedies or relief, or the release or waiver of any remedies or rights or time periods in which claims are required to be asserted; (iv) provisions that allow cumulative remedies, late charges or default interest; (v) provisions relating to the discharge of defenses or disclaimers, liability limitations or limitations of the obligations of the Company, the holders of the Tokens under the Purchase Agreements; or (vi) provisions relating to choice of law or forum.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States Federal law and the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Very truly yours,

/s/ McDermott Will & Emery LLP